                                                                    Exhibit 99.1

Operator: Good day, ladies and gentlemen. Welcome to the Quanta Capital Holdings
First Quarter Results Conference Call.

[Operator Instructions]

I would now like to turn the call over to Sabrena Tufts, Quanta's Vice President of Corporate Communications.

Sabrena Tufts: Good morning, everyone. Thank you for joining us today to review
Quanta's First Quarter Results. Leading today's call are Jim Ritchie, our
Chairman; Bob Lippincott, our Interim Chief Executive Officer; and Jonathan
Dodd, our Chief Financial Officer.

Our 10-Q has been filed with the Securities and Exchange Commission and a financial supplement has been posted on our website. Both can be accessed through the investor information section of the Quanta website at
www.quantaholdings.com. A replay of this call will also be available from 11am today eastern until May 17, 2006. The toll free number for the replay is
888-286-8010, and the international number is +6178016888. The pass code to be used for both dial in numbers is 62952584.

Before we begin, I'd like to note that this conference call contains forward-looking statements, including statements regarding the company's performance and other statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on our estimates and assumptions and are subject to a number of risks, uncertainties and other factors beyond the company's control which may cause material differences and actual results. These risk factors are detailed in Quanta's annual report on Form 10-K and its other filings with the SEC. We do not intend to update these forward-looking statements. I would now like to turn the call over to Jim Ritchie, our first speaker this morning.

Jim Ritchie: Thank you Sabrena and good morning everyone. We appreciate all of you taking the time to join our call today. I'm going to take just a few minutes updating everyone on recent development at Quanta since our last call in early
March. Bob Lippincott will discuss the current state of our overall business and key business line productions and Jonathan Dodd will review the quarterly financial results in some detail.

Quanta began in the first quarter making good progress in its efforts to transition to a specialty lines focused carrier. As you recall, we had already exited the property reinsurance and technical property insurance lines other than our program business. These had a high-risk exposure to natural catastrophes.

During the first quarter we purchased a significant amount of additional reinsurance protection for our marine and aviation reinsurance book to reduce its catastrophe

exposure and we had begun executing a plan to get out cost structure in line including reductions in personnel and infrastructure expenses. Jonathan will provide further specifics.

As we now know, these efforts were interrupted in early March when A.M. Best made the decision to downgrade us below the A level. The downgrade along with the resultant actions of our producers substantially reduced, or has in some cases eliminated our opportunities to write business.

In particular the downgrade has had a severe impact on our remaining reinsurance businesses that is marine and aviation re and casualty re as it has on many of our US based specialty lines, particularly environmental, professional liability and fidelity. It also has had a significant impact on our HBW and other program businesses, as Bob will explain.

Finally, to my disappointment, it's had a significant impact on the business our
Lloyd's syndicate believes it will have the ability to attract in the future. On this point, therefore, we are working to diversify the syndicate's capital sources to address the issue.

We believe we moved quickly to assess the impact of Best's actions. We've engaged financial advisors Friedman, Billings and Ramsey and JP Morgan and are actively exploring all of Quanta's strategic options. During the last 8 weeks,
Quanta and its advisors have contacted or been in contact with a significant number of entities with a potential strategic or financial interest in Quanta. A number of those parties expressed interest, signed confidentiality agreements and conducted, or are currently conducting, various degrees of due diligence.

Today, we are narrowing down and exploring in more depth what we believe are the most attractive opportunities. If we do not find more attractive opportunities outside Quanta we may determine that it is in the best interests of the company and its shareholders to place the US and Bermuda insurance and reinsurance operations in run off along with Quanta Europe. I do not think it will be attractive, however, to place either Lloyd's or ESC into run off as I believe these are viable and in fact attractive business platforms going forward.
Whatever we do will be disciplined and orderly, as I believe our strong capital position would enable us to take a measured approach.

With our focus narrowed on those opportunities that we believe hold the highest value for Quanta, we have decided to either find a third party underwriter to replace us or to cease seeking new business in the following lines: casualty reinsurance, marine and aviation reinsurance, and trade credit and political risk. These of course are in addition to the previously exited lines: property reinsurance, technical risk property (except programs) and surety.

We are continuing to seek business for our own Syndicate 4000 at Lloyd's, HBW and other program business, our professional liability, environmental and fidelity lines along with our fee for service business at ESC. As I previously said, our current rating is a

significant obstacle in these efforts and Bob will discuss this further. We appreciate certainly your continued patience as we work to bring the strategic evaluation process to a conclusion.

In the meantime, we're committed to making the tough but necessary decisions regarding our business lines, personnel and infrastructure. Thanks again for joining us. I look forward to your questions, and now I'll turn over the call to
Bob Lippincott.

Bob Lippincott: Thanks Jim and good morning everyone. What I'd like to focus my time on is providing a bit more detail around the various business lines in terms of where they stand and how they are contributing to results.

The Best downgrade to B++ financial strength ratings has had and will continue to have an adverse impact on our ability to write business in our current lines.

Jim indicated that the most severe impact of the downgrade was on our remaining reinsurance lines and many of our US specialty lines, particularly environmental, professional liability and fidelity.

We are also seeing a significant impact in our HBW program and in other program businesses. And we are expecting a significant impact on the business our
Lloyd's syndicate believe it will have the ability to attract in the future.

I'd like to take a moment to walk through the net premium for each of our lines.
If you have the earnings supplement, this information appears on page 10.
Following the March 2nd downgrade, our net premiums totaled $62.7 million in the first quarter. Down from $142.9 million in the same period a year ago.
Approximately $54.7 million of the net premiums written were generated by our specialty insurance segment. Approximately $24.7 million or a little less than half of specialty insurance net premium written was contributed by our HBW program.

The balance was contributed by Lloyd's and our other US specialty lines.

Based on our discussions with the program manager at HBW, they have begun to divert a substantial portion of new premiums to other carriers. In the first quarter we have written more than half of the total premium volume that we expect to write with HBW for the full year.

With respect to Lloyd's, the syndicate contributed approximately $14.8 million of the specialty insurance segment's net written premiums with most coming in the form of professional liability and financial institutions business.
Syndicate 4000 continues to operate in the A rated Lloyd's market and we are committed to write new and renewal business on this platform. We have shared our commitment to the syndicate with Lloyd's.

Although not mandated to do so, we believe the diversification of the syndicate's capital base through one or more third party capital sources for
2007 and beyond in addition to Quanta's capital would demonstrate the longevity of the syndicate as a market lead. Such capital would either be added to our existing funds in Lloyd's or would replace a portion of those existing funds.

The remaining net premium written in the specialty insurance segment were generated by our other US specialty lines. With the exception of structured products, all of these lines contributed positive net written premium in the quarter. However the first quarter, as we have said, included 2 months of regular operations prior to the downgrade. The contribution from all of these other specialty lines began to decelerate post downgrade and will do so more markedly in the second quarter.

Looking at each line specifically, we are no longer seeking new business in technical risk property other than our program business, in surety, trade credit and political risk and structured products.

While we continued to seek new and renewal business in professional liability, fidelity and crime and environmental. We have been unable to attract and underwrite the caliber of business we want. This is a direct result of our rating downgrade and not our appetite for this business, our results or our underwriting teams.

Our specialty reinsurance segment contributed approximately $8 million of net written premiums. This result reflects our earlier decision to cease writing new and renewal business in our property reinsurance line. In addition, as Jim noted, we are no longer seeking new business in our remaining reinsurance lines
-- Property re, marine and aviation re and casualty reinsurance. Our decision to cease seeking new business in these lines is due to our rating downgrade, which restricts our ability to attract profitable business.

Our third segment is technical services, comprised primarily of our ESC consulting operation. ESC is our environmental risk consulting business that generates fee for service revenue. Technical services revenues were $8.1 million in the first quarter, up slightly from the same period a year ago and the segment was modestly profitable. We expect ESC to see some adverse impact resulting from our decision to cease writing new business in our environmental insurance line. ESC continues, however, to operate an attractive and profitable business and we continue to review all possible alternatives for maximizing its value.

I will now ask Jonathan Dodd to review our financial position and results in more detail. Jonathan?

Jonathan Dodd: Thank you Bob. Good morning again, everybody. Today, I'll review with you our first quarter results of operations and comment on the impacts from the ratings downgrade and our strategic decisions made to date.

I will also update you on our capitalization, liquidity and key assets and reserves.

Our net loss for the first quarter of 2006 after dividends on preferred shares was $17.1 million or $0.24 per diluted share, compared to a roughly break-even result in the first quarter of 2005.

Our book value per diluted share was $5.25 as of March 31, 2006 compared with
$5.49 on December 31, 2005. Our tangible book value per diluted share was $4.89 in March 31, 2006 compared with $5.13 at year-end '05.

I believe there were 4 key drivers of our performance in the first quarter.
First and foremost the A.M. Best downgrade. Clearly the downgrade to B++ at the beginning of March is affecting our ability to retain and write business in all of our product lines. Some more so than others as Bob noted earlier. We are also seeing some cancellations of our in-force contracts and I will provide more color on this a little later on. We have written lower premium volumes and have recognized lower earned premiums in most of our product lines. Our results reflect just 1 month of operations in the post downgrade environment and we believe the impact of the downgrade will become more severe in Q2 and beyond.

Secondly, the tornadoes during the first quarter of 2006. In our program business we suffered $4.5 million of tornado related losses. A little background: on March 12th there were 140 tornadoes that struck Kansas, Missouri and Indiana. The total losses reported to us arriving from several accounts in the program amounted to $3.5 million and we have added a further $1 million for potential developments up to our loss limits on the effected properties at these sites.

Thirdly, severance charges. We have recorded $5.2 million of severance charges during the first quarter of 2006 as part of our overhead reduction plan.

Fourth and finally, investment accounting. In the first quarter of 2006, we recorded in our income statement approximately $6.1 million of unrealized losses on our fixed income securities. Although this accounting treatment does not impact our shareholders equity or book value per share, given the uncertainties around our business we are required to recognize these unrealized losses in the income statement instead of directly to shareholders equity.

This is because we cannot be assured of our ability to hold these investments to their full recovery. As a reminder, our GAAP accounting policies does not permit us to similarly recognize unrealized gains in our income statement.

Now moving to our premium volumes. Gross written premiums in the first quarter were $114.9 million. Our net written premiums were $62.7 million. These volumes compared to gross written premiums of $172.7 million and net written premiums of
$142.9 million in the first quarter of 2005.

Bob has already walked you through the premium volumes by line of business.
However, there are a couple of additional comments that I'd like to make. We have recorded negative net premiums written in our marine and aviation reinsurance line of $4.5 million compared to written premium of $14.6 million in the first quarter of 2005. This negative premium reflects the relative few new contracts written in the first quarter of '06, offset by a return of premiums that we originally wrote in 2005 of $7.5 million arriving from policy cancellations combined with the increased amount of catastrophe reinsurance protection we purchased in this first quarter, which totaled $2.4 million. This reinsurance largely represents excess of loss protection that reduces our net exposure consistent with our lower appetite for risk in the events of severe catastrophes occurring in 2006.

In our casualty re line we have written negligible new business in 2006.
Although we have seen the attachment of premiums related to our treaties written in 2005, which amounted to approximately $12 million during the first quarter.

As a reminder, our premiums were further reduced as a result of the exit from and reinsurance by a portfolio transfer of our property reinsurance and technical risk property insurance portfolios, other than our program business.
In the fourth quarter of 2005, this portfolio transfer resulted in $19 million of ceded premiums in the quarter.

Net premiums earned in the first quarter of 2006 was $79.6 million, compared to
$91.5 million in the first quarter of 2005. Specialty insurance contributed $58 million of these premiums earned and the specialty reinsurance segment contributed the balance. These reduced earned premiums reflect both the lower volumes written and the impact of policy cancellations.

On that note, we have received a number of cancellation notices from our clients. As a result of these notices, we have, or we expect to, return gross premiums of approximately $16 million. These return premiums typically represent the unearned premium reserved at the expected date of the cancellation. Our estimates of these return premiums represent approximately 5% of our gross unearned premium reserves at March 31, 2006.

We believe that we currently have a low level of cancellations, in part due to our solid capital, liquidity, and collateral position that support our ability to honor our obligations to our clients. However, we expect that the amount of the return premiums will increase in future periods. In addition to these cancellations, we may also actively approach certain of our clients with an offer of cancellation or commutation in order to reduce our exposure to future loss events, reduce the amount of capital used to support that business, or also to possibly release collateral that currently supports our obligations.

Let's move on to discussion of our loss expenses. Firstly, with respect to
Hurricanes Katrina, Rita, and Wilma, we have seen slight favorable developments in the quarter, amounting to approximately $200,000 after considering the impact of reinstatement premiums with no significant changes in loss estimates in any of our affected product lines.

Secondly, we have maintained our recorded losses related to the California
Environmental Pipeline loss. Our remediation methods here are substantially complete and we believe our remaining reserves, net of reinsurance of $2.6 million, are sufficient to complete remediation and restoration efforts;
although this does remain subject to continued approval by the EPA.

Our total net loss ratio in the quarter was 68.5%, of which the tornado losses contributed 5.7 percentage points. As we discussed on our last call on March
2nd, as part of our year-end closing process, we increased our selected loss ratio in certain of our product lines. We have maintained these selected ratios in the first quarter of 2006, given the immaturity of our business and our very limited claims history.

In the first quarter of 2006, our net investment income, excluding gains and losses, was $10.8 million, and our quarterly book yield on average invested assets, excluding realized gains and losses, was 4.4%. Our net realized and unrealized investment losses totaled $8.3 million including, as I mentioned earlier, $6.1 million of unrealized losses associated with other than temporary impairment.

Moving to expenses. Our underwriting G&A expenses totaled $27.4 million in the first quarter. Included in our underwriting G&A are approximately $12.3 million of employee related costs, including salaries, benefits, and bonus.
Additionally, we have recorded $5.2 million of further severance charges, and these are on top of the $5.8 million recorded in the fourth quarter of 2005.

On that note, our head count, excluding ESC, our technical service subsidiary, was 187 as of March 31, 2006. Since the end of March, our workforce was reduced by a further 21 employees, and we are planning further reductions of approximately 50 to 60 positions during the second quarter of 2006.

We anticipate further severance charges of between $4 million and $6 million to be recorded during the second quarter. We may drive further head count reductions in the future as we continue to align our personnel and infrastructure with our business decisions.

Let's now cover our capital and liquidity. We believe that our capital base remains strong, and our total capitalization at March 31, '06 was approximately
$504 million, including subordinated debt and preferred shares. Substantially all of our capital has been contributed into our insurance entities in the
United States, Bermuda, and Europe and are subject to the highly regulated environments of those jurisdictions.

As of March 31, 2006, the capital in our insurance operations was domiciled as follows; approximately $273 million subject to Bermuda's jurisdiction, approximately $113 million subject to Lloyd's and regulations and the Financial
Services Authority in the U.K, approximately $81 million is subject to U.S.
jurisdiction, mainly in Colorado and in Indiana, and approximately $26 million is subject to the jurisdiction of the E.U. unrelated to Lloyd's.

The balance of our capital of approximately $11 million is held outside of our insurance operations, chiefly in ESC and our holding companies.

We continue to maintain a high credit quality, short duration, fixed income investment portfolio. As of March 31, 2006, the portfolio average credit quality remains AA+ rated. Our total liquid assets representing cash and investment securities, excluding those related to the deposit liabilities we hold on behalf of our clients was approximately $990 million. Of this amount, approximately one-third represents unrestricted cash and investments. The other two-thirds is currently restricted and placed as security under the terms of trust agreements, regulatory requirements, or in support of LOC obligations under our credit facility.

We expect that as we settle our loss obligations over time, particularly those related to the hurricane claims, that our restricted assets will decrease as pledged collateral is released; however, the release of this collateral may still be subject to regulatory approvals.

Now, let me make a couple of comments on our other significant assets and liabilities. Our net losses increased during the quarter ended March 31, 2006 by
$50.3 million as a result of the application of our selected loss ratios to our net earned premium and the tornado losses I previously discussed. About $22.2 million of losses were paid in the quarter, and we recovered $17.6 million from our reinsurers. You will see on Page 12 of the supplement that our total net losses of $394 million after amounts recoverable from our reinsurers are represented by reported, or case reserves, of $101 million and reserves for incurred but not reported losses of $293 million. Excluding the outstanding hurricane and the California pipeline reserve of $79.2 million and $2.6 million respectively, our IBNR now represents approximately 85% of our remaining net loss reserve balances.

Our losses recoverable from reinsurers are approximately $198.3 million, 96% of which have a credit rating of A- or better. Much of our reinsurance recoverable can only be collected after we have paid claims to our insured clients. Notably, less than $7 million of our current reinsurance recoverable relates to amounts currently totally due as a result of our payments we have made to our clients.

Our other significant asset relates to premium receivables. Of this balance of
$147 million, approximately $96.5 million is not yet currently due under the terms of the related insurance and reinsurance contracts. Based on our review of the remaining amounts, we believe that there are no individually significant accounts that are either delinquent or otherwise uncollectable. And with that,
I'd like to turn the call back to Jim Ritchie for his closing remarks. Thank you, Jim.

Jim Ritchie: Thanks a lot, Jonathan. Let me recap where we stand. We are actively working with our advisers to find the best outcome for the company and our shareholders. With respect to Lloyd's, we are committed to the future of
Syndicate 4000 and will seek third-party capital to help us demonstrate a long-term attractiveness of this platform.

In ESC, we see a solid producer of fee-for-service revenue going forward. With respect to our remaining insurance businesses, we still like, but are having difficulty attracting, new program business, professional liability, fidelity, and environmental insurance. We have stopped seeking new business in marine and aviation re, casualty re, trade credit and political risk and structured products along with the lines that we have previously exited, property reinsurance, technical risk, property except programs, and surety.

We will keep you updated as our Board of Directors makes material decisions regarding our strategic evaluation and further work. I'm now going to ask the operators to begin the Q-and-A period. Thank you very much.

+++ q and a
+++ Transcript
Editor: [Operator Instructions]

And your first question comes from the line of Kenneth Billingsley with BB&T
Capital Markets. Please proceed.

Kenneth Billingsley: Good morning.

Jim Ritchie: Good morning, Ken.

Kenneth Billingsley: Just a few questions. On the severance side, I read the
10-Q and I believe it says that, you know, about $9 million, $9.9 million of additional severance costs outstanding. Is that correct?

Jonathan Dodd: Ken, that's a slightly - that's a different number. The $9.9 million referred to in the Q relates to retention agreements that we've provided for certain key employees. That amount has been accrued and would be payable if those employees were terminated during a specific period of time.

Kenneth Billingsley: So the $4 million - $6 million dollars that you announced that you may likely see in the second quarter of this year, that's not part of that $9.9 million?

Jonathan Dodd: No.

Kenneth Billingsley: Okay, and can you update us with any discussions you've been having with A.M. Best?

Jonathan Dodd: Ken, we speak to A.M. Best regularly, and we continue to work with them. We keep them apprised of the activities of the special committee of the Board and, obviously, our financial advisers. I can't comment on any specifics of that discussion, and I certainly can't speculate on A.M. Best's viewpoint of Quanta at this time. But rest assured, we are continuing to work closely with A.M. Best and they're fully up to speed with the progress of our strategic evaluation.

Kenneth Billingsley: Okay, I guess -- the reason I'm asking is I was looking through the 10-Q, and this has been reported before, about if there was a downgrade, obviously, there would be an impact with the credit agreement that you have. Could you discuss what potential impact there would be?

Jonathan Dodd: Ken, a lot of things can happen as a result of further downgrades, and a lot of things could happen in the mechanics of the credit agreement. We work very closely with J.P. Morgan and our syndicated lenders behind that credit agreement.

Our lenders do have the option to, for example, to cash collateralize all the underlying securities that we have currently pledged in support of those LOCs.
What would that mean for us? We would try to substitute those existing securities with cash or worse case scenario, we would have to sell a portion of those securities and convert them into cash. Having said that, we're already recognizing now, as you know, in our income statement, the impact of unrealized losses on the portfolio.

The lenders also have the option to cancel letters of credit. To the extent that was to happen, we'd continue working with J.P. Morgan to make sure that doesn't happen. But let's say that does happen; we'd still have the option, we believe, to work with our clients in each security to put up alternative forms of collateral to deploy. For example, trust accounts, we do that quite regularly in a normal course of operations. So we could replace an LOC with a trust account directly with our clients.

Kenneth Billingsley: Okay. With regards -- this is Page [53] in the Q - there is a line where you're talking about current assets may not be enough to pay liabilities. Was that just a theoretical, and I think it had something to do with the fear of premium impact adjustments? The comment was as the results of losses under Bermuda company law, assets may not be equal to liability and issued shared capital plus share premium accounts.

Jonathan Dodd: Under the Bermuda law, Ken -- let me step back. As you know, we've had, over the course of the last couple of years, retained losses largely coming from the hurricanes; and what that means is under the retained losses under the Bermuda law rather than GAAP accounting system of retained deficit accounts.

We also have, as you know, additional paid in capital. Now, that's a U.S. GAAP accounting concept; I think we're all familiar with it as the APIC account, some people call it contributed surplus. And that's largely driven when we issue shares at premium above their nominal par value average. Under Bermuda law, that premium over and above the par value of securities issued system accounts call the share premium; and a share premium account cannot be used for dividends while you have, in effect, under GAAP accounting, negative or retained deficits on the balance sheet.

So what we're trying to achieve, if you think about it, is trying to reclassify some of that share premium account as defined under Bermuda law into retained earnings, for want of a better example, and that would allow us to be more flexible with our ability to pay dividends.

Kenneth Billingsley: Okay, that makes total sense. I guess then the question is that line -- as a result of losses -- is that a theoretical, potential losses could make assets less than liabilities and equity, or is that under Bermuda law actually calculating out that way?

Jonathan Dodd: This is just the application of Bermuda's mechanics of Bermuda law Ken.

Kenneth Billingsley: Okay.

Jonathan Dodd: That's all it is.

Kenneth Billingsley: Great. Well, thank you. I will re-queue. Thank you.

Jim Ritchie: Thanks, Ken.

Operator: Your next question comes from the line of Bijan Moazami of Friedman,
Billings, Ramsey. Please proceed.

Bijan Moazami: Good morning, everyone, a couple of specific questions. Jonathan, how much capital can you take out of the company? I know that you applied to take some capital out of the Bermuda operations. If you could give us an update in terms of where you're standing in terms of negotiation with the regulators to take capital out?

Jonathan Dodd: Bijan, as you know and as we mentioned earlier, our capital is in very highly regulated environments; Bermuda, the U.S. and Europe. We have not engaged in negotiations with regulators to take capital out. We are still in the middle of strategic evaluation, and I can't speculate on what I think we could take out of any of our regulated insurance entities. I think it would be imprudent to do that at this point.

Bijan Moazami: Okay. Could you tell me what was the number of employees in the insurance operation at the end of the first quarter and what it was at the end of the fourth quarter, and where you see that employee count going forward?
Obviously, that would be

forward-looking statements, but if you could give me the end of the quarter employee count?

Jonathan Dodd: I can give you the end of that first quarter, Bijan. We had 187 employees, and that's, obviously, excluding the ESC fee for service business.

Bijan Moazami: Could you refresh my memory? What was that in the fourth quarter?

Jonathan Dodd: I can't recall.

Bob Lippincott: Bijan, it's Bob. At the end of the fourth quarter, it was 191 employees; and I might mention that since that line in the sand that J.D. just drew where the head count was 187 at March 31, since the end of March, our workforce has been reduced by a further 21 positions, and we expect further reductions of 50 positions to 60 positions in the second quarter. That might give a little bit of clarity to your question.

Bijan Moazami: Okay great. And the severance costs that you took during the quarter is associated with how many people leaving the firm?

Jonathan Dodd: Bijan, as we said earlier, we're expecting going into Q2, 50 to
60 additional terminations with severances. Now, that's the time frame when people would be formally terminated. It's different under accounting. As you may be aware, Bijan, we're required to record accrual, as we believe it becomes likely or probable within the future that people may be terminated. So, it's difficult to compare the accrual that we put in the accounts and try to relate that into a specific number of individuals.

The way to look at it Bijan is on a cumulative basis. I think since Q4 we've put up two accruals. We've put up $5.8 million in Q4, we put up $5.2 million in Q1, and we're expecting 50 to 60 people going into Q2. The total number of people associated with that -- we've mentioned that we had 187, as Bob mentioned, which has come down to 21 during the first quarter so that brings us to 166 people.
And then going into Q2, an additional 50 to 60 positions will be terminated. So
I hope that helps.

Bijan Moazami: That certainly helps. But just to get the sense from Bob in term of the percentage of people you have to pay to let go and the percentage of people who are leaving voluntarily with no cost to you. I jut want to get a sense of how the two are playing together.

Bob Lippincott: Bijan, I'm sorry, I'm not able to answer that question for you.

Bijan Moazami: Okay, thank you.

Operator: Your next question comes from the line of Brian Spector with Baupost
Group. Please proceed.

Brian Spector: Yes, hello. Just maybe you can help us walk through the general administrative expenses. Of the $30 million, can you walk through how much is personnel, how much is normal corporate Sarbox, other, and severance?

Jonathan Dodd: Thanks, Brian. We have in our under - the way we look at our expenses is first of all we split them between our underwriting segments and
ESC, and clearly what we're focusing on right now are our underwriting segments.
And the total underwriting expense in the quarter was $27.4 million. Of that, when I exclude the severance charge we mentioned before, of that, $12.3 million related to direct employee costs; and that's salaries, benefits and bonuses.

Of the remainder, we've seen rents of approximately 1.5 arising in our global platform. We've built up accruals for professional and legal fees; obviously we're going through a lot of diligence and advisory work at the moment. We have approximately $1.5 million of professional legal fees. And to your point on audit and Sarbox, we've maintained a fairly high level of accrual for that, approximately $1.4 million in the quarter. We also have Lloyd's direct expenses associated with Lloyd's, which is approximately $1.2 million in the quarter. I think they're really the big pieces in Q1 of '06.

Brian Spector: But just so when I go through these numbers, I'm getting close to
$20 million, but not close to 30 and I see that $3 million of technical services. And you're saying the difference is the severance.

Jonathan Dodd: Yes, the $5.2 million of severance included in the underwriting
G&A in the first quarter.

Brian Spector: And where do you expect that number as we, move towards, throughout the year as we go quarter to quarter, where do you anticipate that number to be for the fourth quarter of this year?

Jonathan Dodd: That's very difficult to say and I can't speculate at this point.
A lot of it will be predicated on how the strategic evaluation goes, which path we ultimately end up taking.

Having said that, to give you a flavor, I think as we look forward and see the
50 to 60 and redundancies in Q2. We estimate at the moment that that, on an annual basis should lead to between $15 and $18 million in annual savings associated with employee costs. And also, we continue to strive to look for other savings in our corporate overhead and an example of that was the consolidation during the first quarter of our Bermuda office space.

Brian Spector: Right. And then on a different point, how do you guys think about share repurchases and your ability to do so, given your stock trading at a big discount to book value?

Jim Ritchie: This is Jim. One of the things that would prevent us from doing that in the near term, of course, is our existing credit facility. As we move forward and pay off our hurricane-related claims and release the letters of credit with respect to other portions of our business and we place less reliance on the credit facility, that clearly will go -- will take a very prominent position on the radar screen in terms of evaluation.

Brian Spector: What's your ability to do so, though, once you either pay down or take out the credit facility? Do you have restrictions in terms of regulated capital or what you can pull out?

Jim Ritchie: Oh, absolutely. I mean, virtually all of our capital is sitting in insurance entities, and Jonathan went through, during his discussion, where --
as you're probably aware, to get that capital out requires working with every one of the regulators in those jurisdictions and some in fact are stacked under the other. So the first step would be get the capital up to the holding company.
At the same time, get out from under the credit agreement.

Brian Spector: What is the timeline of the ability to pull capital out of those regulated subsidiaries.

Jim Ritchie: I can't speculate on that. A lot depends on the strategic direction that we take.

Brian Spector: And also, can you give us some commentary on the timeline that you have for strategic alternatives, like, when do you make those decisions, how can you give us sort of a guide towards your thinking?

Jim Ritchie: We are moving very quickly.

Brian Spector: Okay. Oh, one last question. You guys have the right to not pay dividends on your preferred stock, what are your intentions there?

Jim Ritchie: We haven't yet addressed that at the board level. We need to make a declaration determination by June 15th.

Brian Spector: Okay.

Operator: [Operator Instructions]

And your next question comes from the line of Mark Dwelle of Ferris, Baker
Watts. Please proceed.

Mark Dwelle: Good morning. In your supplement, you provided a lot of information related to the various hurricane losses and so forth. Could you tell me what portion of that represents paid losses at this point or what portion of that you've already converted?

Jonathan Dodd: Hi, Mark. The total inception to date, if that were a cumulative incurred loss in the hurricane is, as you see on page 15 of the supplement, is just over $87 million, excluding the impact of reinstatement premiums. The reserves we have outstanding for the 2005 hurricanes are currently about $79 million. So we've only paid $6 million or $7 million to date on a net basis;
now, that's net.

Mark Dwelle: Do you have a sense of what the pay-out pattern might look like?
Are a lot of those claims going to sort of begin to fall due over the next couple of quarters?

Jonathan Dodd: I would expect the next couple of quarters. I think parts of the book are more short tail than others; for example, pure property reinsurance I think is a shorter tail in terms of reporting and finalizing loss estimates than, say, marine reinsurance. So, yes the next couple of quarters should be the majority and there should probably some tailing going on into next year.

Mark Dwelle: Just kind of to that point, there is a lot of reinsurance for recoveries there, have you been working already with your reinsurers, they're kind of comfortable with the amount that's been put up and are happy and willing to pay when the time comes?

Jonathan Dodd: Yes, we continue to work with them. It's interesting; we don't get to collect recoveries and cash until we actually pay our underlying claims.
A lot of the business is kind of pay as you go. And as we had said, we haven't paid a significant amount of those reserves yet, and there's less than $7 million due from our reinsurers on a paid basis. But certainly, as we put our paid recoveries to our reinsurers, we'll be in, I guess, more detailed dialogue.

Mark Dwelle: Okay. That's all I have right now.

Operator: There are no further questions at this time.

Jim Ritchie: Well, thank you very much, everyone, and have a good day.

Operator: Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.